Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Third Quarter 2006 Financial Results

Revenue Increases 18%; Operating Income Increases 29%

Management Increases Full Year 2006 EPS Guidance

PORTLAND, OR. — October 26, 2006 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the third quarter ended September 30, 2006 increased 18% to $133.2 million from $113.0 million for the third quarter of 2005. Earnings from operations increased 29% to $34.0 million, or 25% of revenue, compared with $26.3 million, or 23% of revenue, for the third quarter of 2005. Net earnings for this year’s third quarter increased 56% to $27.1 million, or $0.36 per diluted share, compared to net earnings for the third quarter of 2005 of $17.3 million, or $0.22 per diluted share. The Company’s income tax rate for the third quarter was 18%, compared with 26% in the third quarter of 2005. During the third quarter, the Company’s tax expense was reduced by $3.1 million related primarily to the recognition of deferred tax assets not recognizable in previous periods. Stock based compensation expense for the third quarter of 2006 was $2.8 million, or approximately $0.03 per fully diluted share.

For the first nine months of 2006, revenue increased 10% to $389.1 million from $352.3 million for the same period last year. Earnings from operations for the first nine months of 2006 increased 3% to $81.9 million, or 21% of revenue, from $79.8 million, or 23% of revenue, for the first nine months of 2005. Net earnings increased 8% to $61.1 million, or $0.80 per diluted share, compared to net earnings of $56.6 million, or $0.73 per diluted share, for the first nine months of 2005. The Company recognized stock based compensation expense totaling $7.8 million for the first nine months of 2006, or approximately $0.08 per fully diluted share.

Revenue from the Company’s Thermography Division increased 29% over the third quarter of 2005, as a result of stronger international markets and the recent introduction of several new products, including the ThermaCAM® P640, the recently redesigned ThermaCAM® E-Series and the InfraCAM®.

Revenue from the Company’s Government Systems Division increased by 6% in the third quarter to $56.9 million, due to strength in certain major government programs and higher international sales.

Revenue from the Company’s Commercial Vision Systems Division increased 29% over the third quarter of last year, to $26.6 million, reflecting strong component and core sales and rapid growth in security applications.

The backlog of orders for delivery within the next twelve months was approximately $244 million at September 30, 2006, an increase of $71 million from the June 30, 2006 backlog of $173 million. The Company’s Government Systems Division experienced record orders during the third quarter and accounted for the majority of the backlog increase.

FLIR Systems Announces Third Quarter 2006 Financial Results

October 26, 2006

Page Two

Cash generated from operations totaled $21 million for the third quarter of 2006, and $75 million for the first nine months of the year. At September 30, 2006, the Company had cash and cash equivalents of $112 million. During the quarter, the Company repurchased approximately 4 million shares of its common stock at an average price of approximately $25.36 per share.

Earl Lewis, President and CEO, stated, “I am very pleased with our results for the third quarter. The Government Systems Division had excellent order activity, and we are seeing renewed growth in this business. Our new Thermography products have been very well received, and the Commercial Vision Systems Division is executing well on its focused strategies of building distribution and expanding its product offerings. We are confident in our outlook for the remainder of 2006 and are encouraged by the prospects for 2007.”

Revenue and Earnings Guidance for 2006

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

Based on its financial results for the first nine months of 2006, and the outlook for the remainder of the year, management currently expects revenue for 2006 to be in the previously announced range of $570 million to $580 million, and net earnings to be in the range of approximately $1.27 to $1.32 per fully diluted share. This compares with management’s previous expectations for 2006 earnings of $1.20 to $1.30 per fully diluted share.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2006 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 8:00 am EDT today. A simultaneous web cast of the conference call may be accessed online from the Calendar of Events link at the investor relations page of www.FLIR.com. A replay will be available approximately one hour after the web cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21304781 after approximately 1:00 p.m. EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$133,212	$113,031	$389,101	$352,314
Cost of goods sold	57,501	52,911	178,631	162,281

Gross profit	75,711	60,120	210,470	190,033

Operating expenses:
Research and development	13,928	11,777	44,323	39,002
Selling, general and administrative	27,816	22,002	84,265	71,229

Total operating expenses	41,744	33,779	128,588	110,231

Earnings from operations	33,967	26,341	81,882	79,802

Interest expense	2,266	1,954	6,143	5,921
Other (income) expense, net	(1,448)	949	(4,874)	(2,637)

Earnings before income taxes	33,149	23,438	80,613	76,518

Income tax provision	6,079	6,094	19,473	19,895

Net earnings	$27,070	$17,344	$61,140	$56,623

Net earnings per share:
Basic	$0.40	$0.25	$0.89	$0.81

Diluted	$0.36	$0.22	$0.80	$0.73

Weighted average shares outstanding:
Basic	67,478	69,777	68,577	69,617

Diluted	79,052	82,292	80,256	82,286

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$112,370	$107,057
Accounts receivable, net	133,902	142,782
Inventories, net	129,262	103,837
Prepaid expenses and other current assets	39,141	33,153
Deferred income taxes, net	21,285	18,709

Total current assets	435,960	405,538

Property and equipment, net	76,383	59,479
Deferred income taxes, net	9,405	8,415
Goodwill	159,021	158,065
Intangible assets, net	42,495	46,901
Other assets	17,108	15,981

	$740,372	$694,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$53,000	$—
Accounts payable	34,692	34,477
Deferred revenue	11,618	10,297
Accrued payroll and related liabilities	22,157	20,374
Accrued product warranties	5,029	5,059
Advance payments from customers	5,294	5,013
Other current liabilities	11,888	11,626
Accrued income taxes	17,920	3,148
Current portion of long-term debt	7	56

Total current liabilities	161,605	90,050

Long-term debt	206,807	206,155
Deferred tax liability, net	2,799	10,779
Pension and other long-term liabilities	19,728	18,413

Commitments and contingencies

Shareholders’ equity	349,433	368,982

	$740,372	$694,379